Exhibit 99.1

November 2, 2022
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
Second Quarter Fiscal 2023 Results

Minneapolis, Minn, November 2, 2022 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and six months ended October 2, 2022, its second quarter of fiscal 2023.

Second Quarter Fiscal Year 2023 Highlights:

•Record second quarter performance for the following metrics – sales, gross profit, operating income, net income, diluted earnings per share (EPS), adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), and operating cash flow.
•Sales of $241.2 million, a 32% year-over-year increase, with all three reporting segments growing over the same quarter in the prior year.
•Gross profit of $46.4 million, a 24% increase over the prior year, contributing to operating income of $26.5 million, a 35% year-over-year increase.
•EPS of $0.86, 28% higher than the same period last year.
•Adjusted EBITDA, a non-GAAP measure, of $34.0 million, a 28% increase over the same period of the prior year.
•Operating cash flow of $28.2 million, allowing us to pay down $18.5 million on our revolving line of credit bringing our leverage ratio to 1.26x EBITDA.
•Year-to-date EPS of $1.79, a 23% year-over-year increase.
•Supported future Water Treatment growth by opening a new greenfield site in Delaware in October.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“Our second-quarter results produced another quarter of records. We generated 32% sales growth, which is our fourth quarter in a row of more than 30% sales growth and brings Hawkins trailing twelve-month revenue to nearly $900 million. Our performance was spread across the majority of our end markets with food, pharmaceutical, and water treatment leading the way. Although our top line was strong, gross profits were again negatively impacted by continued rising material costs as we recorded a charge of $5.3 million for LIFO expense in the quarter, and a year-to-date LIFO charge of $9 million. Even with the incremental LIFO expense we still recorded record gross profit of $93 million for the first half of the year.”

Mr. Hawkins continued, “Hawkins has now experienced 18 consecutive quarters of year-over-year operating income growth. This is no small feat when considering all the challenges we have faced over that time. Our success is always attributed to the hard work by our employees, suppliers, and our customers – Thank You. Looking to the third quarter, one of our large suppliers recently had an unplanned shut down which has put additional cost pressures on us, as we secure product from other sources to allocate to our customers. In addition, we are starting to see softness in the Health and Nutrition segment, and we expect significant LIFO expenses to continue in the third quarter. These items will impact the third quarter negatively and we expect it to cause EPS to be relatively flat when compared to the prior year. We expect supply to return to normal by the fourth quarter. At Hawkins, we focus on the long-term and expect top-line growth to continue in all segments as we grow both organically and through acquisitions in future years.”

Second Quarter Financial Highlights:
NET INCOME
For the second quarter of fiscal 2023, the Company reported net income of $18.0 million, or $0.86 per diluted share, compared to net income for the second quarter of fiscal 2022 of $14.1 million, or $0.67 per diluted share.
REVENUE
Sales were $241.2 million for the second quarter of fiscal 2023, an increase of $57.9 million, or 32%, from sales of $183.3 million in the same period a year ago, driven primarily by price increases. Industrial segment sales increased $30.7 million, or 37%, to $113.9 million for the current quarter, from $83.2 million in the same period a year ago. The increase in Industrial segment sales was driven by increased selling prices on many of our products driven by higher costs on many of our raw materials as well as a product mix shift. Water Treatment segment sales increased $24.4 million, or 39%, to $86.5 million for the current quarter, from $62.1 million in the same period a year ago. Water Treatment sales increased as a result of increased selling prices on many of our products driven by higher costs on many of our raw materials, the added sales from acquisitions and increased demand for our products. Health and Nutrition segment sales increased $2.8 million, or 7%, to $40.8 million for the current quarter, from $38.0 million in the same period a year ago. Health and Nutrition segment sales increased due to increased sales of our manufactured products.
GROSS PROFIT
Gross profit increased $9.1 million, or 24%, to $46.4 million, or 19% of sales, for the current quarter, from $37.3 million, or 20% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $5.3 million due primarily to rising raw material prices. In the same quarter a year ago, the LIFO reserve increased, and gross profit decreased, by $3.0 million. Gross profit for the Industrial segment increased $5.1 million, or 40%, to $17.7 million, or 16% of sales, for the current quarter, from $12.6 million, or 15% of sales, in the same period a year ago. Industrial segment gross profit increased as a result of increased sales and a product mix shift, partially offset by the unfavorable year-over-year impact of the increased LIFO reserve. Gross profit for the Water Treatment segment increased $3.0 million, or 17%, to $20.5 million, or 24% of sales, for the current quarter, from $17.5 million, or 28% of sales, in the same period a year ago. Water Treatment segment gross profit increased as a result of increased sales, partially offset by the unfavorable year-over-year impact of the increased LIFO reserve. Gross profit for our Health and Nutrition segment increased $1.0 million, or 14%, to $8.2 million, or 20% of sales, for the current quarter, from $7.2 million, or 19% of sales, in the same period a year ago. Health and Nutrition segment gross profit increased as a result of increased sales as well as decreased inventory adjustments in the current quarter as compared to the same quarter a year ago.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased $2.1 million to $19.8 million, or 8% of sales, for the current quarter, compared to $17.7 million, or 10% of sales, in the same period a year ago. Expenses increased due to the added costs from the the acquired businesses in our Water Treatment segment, as well as increased variable expenses.
ADJUSTED EBITDA
Adjusted earnings before interest, taxes, depreciation and amortization ("adjusted EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended October 2, 2022 was $34.0 million, an increase of $7.4 million, or 28%, from $26.6 million in the same period a year ago. The increase was primarily due to improved gross profit.
INCOME TAXES
Our effective income tax rate was 27% for the current quarter, compared to 27% in the same period a year ago. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.
BALANCE SHEET
During the second quarter we had a modest reduction in our working capital. Working capital is still up from year end largely as a result of our usual build up of raw material inventory and raw material prices increases in the first half of fiscal 2023. Accounts receivable also came down slightly in the second quarter, but is up from year end due to our revenue growth in the first two quarters. During the second quarter we reduced our debt by $18.5M. We now have total debt of $141 million, which is 1.26x of our trailing twelve month adjusted EBITDA, consistent with the prior year-end.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 51 facilities in 25 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $775 million of revenue in fiscal 2022 and has approximately 800 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Six months ended
(In thousands)	October 2, 2022	September 26, 2021	October 2, 2022	September 26, 2021
Net Income (GAAP)	$18,000	$14,133	$37,695	$30,761
Interest expense, net	1,383	329	2,312	678
Income tax expense	6,707	5,330	13,184	10,703
Amortization of intangibles	1,749	1,551	3,506	3,132
Depreciation expense	5,064	4,403	9,865	8,757
Non-cash compensation expense	1,085	862	1,680	1,661
Non-recurring acquisition expenses	—	9	—	11
Adjusted EBITDA	$33,988	$26,617	$68,242	$55,703

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	October 02, 2022	September 26, 2021	October 02, 2022	September 26, 2021
Sales	$241,192	$183,277	$487,735	$364,518
Cost of sales	(194,818)	(145,990)	(394,612)	(288,257)
Gross profit	46,374	37,287	93,123	76,261
Selling, general and administrative expenses	(19,838)	(17,679)	(38,723)	(34,535)
Operating income	26,536	19,608	54,400	41,726
Interest expense, net	(1,383)	(329)	(2,312)	(678)
Other (expense) income	(446)	184	(1,209)	416
Income before income taxes	24,707	19,463	50,879	41,464
Income tax expense	(6,707)	(5,330)	(13,184)	(10,703)
Net income	$18,000	$14,133	$37,695	$30,761

Weighted average number of shares outstanding - basic	20,814,686	20,986,542	20,861,754	21,010,422
Weighted average number of shares outstanding - diluted	20,956,897	21,140,087	21,004,454	21,168,809
Basic earnings per share	$0.86	$0.67	$1.81	$1.46
Diluted earnings per share	$0.86	$0.67	$1.79	$1.45
Cash dividends declared per common share	$0.1400	$0.1300	$0.2800	$0.2525

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	October 2, 2022	April 3, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,924	$3,496
Trade accounts receivables, net	131,392	122,826
Inventories	113,062	94,985
Prepaid expenses and other current assets	3,197	6,431
Total current assets	251,575	227,738
PROPERTY, PLANT, AND EQUIPMENT:	321,453	304,055
Less accumulated depreciation	150,442	142,209
Net property, plant, and equipment	171,011	161,846
OTHER ASSETS:
Right-of-use assets	10,019	10,606
Goodwill	77,401	77,401
Intangible assets, net of accumulated amortization	76,687	80,193
Deferred compensation plan asset	6,752	6,783
Other	5,838	2,761
Total other assets	176,697	177,744
Total assets	$599,283	$567,328
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$60,887	$66,693
Accrued payroll and employee benefits	12,059	19,034
Income tax payable	2,069	39
Current portion of long-term debt	9,913	9,913
Short-term lease liability	1,433	1,657
Other current liabilities	4,490	4,130
Total current liabilities	90,851	101,466
LONG-TERM DEBT, LESS CURRENT PORTION	130,688	115,644
LONG-TERM LEASE LIABILITY	8,758	9,143
PENSION WITHDRAWAL LIABILITY	4,095	4,276
DEFERRED INCOME TAXES	24,325	23,422
DEFERRED COMPENSATION LIABILITY	7,899	8,402
OTHER LONG-TERM LIABILITIES	1,253	2,374
Total liabilities	267,869	264,727
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,817,625 and 20,889,777 shares issued and outstanding as of October 2, 2022 and April 3, 2022, respectively	208	209
Additional paid-in capital	41,294	46,717
Retained earnings	286,179	254,384
Accumulated other comprehensive income	3,733	1,291
Total shareholders’ equity	331,414	302,601
Total liabilities and shareholders’ equity	$599,283	$567,328

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended
	October 2, 2022	September 26, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,695	$30,761
Reconciliation to cash flows:
Depreciation and amortization	13,371	11,889
Operating leases	945	948
Loss (Gain) on deferred compensation assets	1,208	(416)
Stock compensation expense	1,680	1,661
Other	187	54
Changes in operating accounts providing (using) cash:
Trade receivables	(8,481)	596
Inventories	(18,077)	(6,458)
Accounts payable	(4,609)	5,116
Accrued liabilities	(8,600)	(5,392)
Lease liabilities	(972)	(991)
Income taxes	2,031	1,053
Other	2,425	1,261
Net cash provided by operating activities	18,803	40,082
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(20,668)	(6,904)
Acquisitions	—	(1,200)
Other	296	181
Net cash used in investing activities	(20,372)	(7,923)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(5,900)	(5,356)
New shares issued	1,004	889
Payroll taxes paid in exchange for shares withheld	(1,550)	(1,467)
Shares repurchased	(6,557)	(7,421)
Payments on revolving loan	(30,000)	(15,000)
Proceeds from revolving loan borrowings	45,000	—
Net cash provided by (used in) financing activities	1,997	(28,355)
NET INCREASE IN CASH AND CASH EQUIVALENTS	428	3,804
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,496	2,998
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,924	$6,802

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$11,148	$9,650
Cash paid for interest	$1,879	$563
Noncash investing activities - capital expenditures in accounts payable	$2,535	$1,076

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total
Three months ended October 2, 2022:
Sales	$113,939	$86,488	$40,765	$241,192
Gross profit	17,713	20,504	8,157	46,374
Selling, general, and administrative expenses	6,891	9,082	3,865	19,838
Operating income	10,822	11,422	4,292	26,536
Three months ended September 26, 2021:
Sales	$83,168	$62,111	$37,998	$183,277
Gross profit	12,564	17,518	7,205	37,287
Selling, general, and administrative expenses	6,456	7,405	3,818	17,679
Operating income	6,108	10,113	3,387	19,608
Six months ended October 2, 2022:
Sales	$238,649	$164,978	$84,108	$487,735
Gross profit	37,722	39,457	15,944	93,123
Selling, general and administrative expenses	13,276	17,783	7,664	38,723
Operating income	24,446	21,674	8,280	54,400
Six months ended September 26, 2021:
Sales	$169,018	$118,349	$77,151	$364,518
Gross profit	26,818	33,752	15,691	76,261
Selling, general and administrative expenses	12,697	14,467	7,371	34,535
Operating income	14,121	19,285	8,320	41,726

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in regulations, availability of technological improvements, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2022, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com